Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus, dated August 9, 2012

Relating to Preliminary Prospectus Supplement dated August 9, 2012

Registration No. 333-179471

WILLIAMS PARTNERS L.P.

$750,000,000 3.350% Senior Notes due 2022

PRICING TERM SHEET

Dated: August 9, 2012

Issuer:	Williams Partners L.P.

Ratings: (Moody’s / S&P / Fitch)*	Baa2 (stable) /BBB (stable) /BBB- (positive)

Security Type:	Senior Notes

Pricing Date:	August 9, 2012

Settlement Date:	August 14, 2012 (T+3)

Maturity Date:	August 15, 2022

Principal Amount:	$750,000,000

Benchmark:	UST 1.75% due May 15, 2022

Benchmark Price:	100-27 ¾

Benchmark Yield:	1.653%

Spread to Benchmark:	+170 bps

Yield to Maturity:	3.353%

Coupon:	3.350%

Public Offering Price:	99.975%

Make-Whole Call:	T + 25 bps (Prior to May 15, 2022)

Par Call:	On or after May 15, 2022

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2013

CUSIP / ISIN:	96950F AJ3 / US96950FAJ30

Joint Book-Running Managers:	UBS Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC

Co-Managers:	DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Capital Markets Limited U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling UBS Securities LLC at 1-877-827-6444 (ext. 561 3884), RBS Securities Inc. at 1-866-884-2071 and Wells Fargo Securities, LLC at 1-800-326-5897.